                                                                    EXHIBIT 6(D)

                            ASSET PURCHASE AGREEMENT


                  THIS AGREEMENT (the "Agreement") is made as of the 1st day of February, 1996, by and between American Stone Corporation, a Delaware corporation having a mailing address at 8705 Quarry Road, P.O. Box 261, Amherst, Ohio ("Purchaser") and Cleveland Quarries L.P., a Delaware limited partnership, having an address at 900 Keele Street, Toronto, Ontario M6N 3E7 ("Seller").


                              BACKGROUND STATEMENT
                              --------------------

                  Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the assets of Seller used to operate Seller's business upon and subject to the terms of this Agreement.

                  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Section 9.1 of this Agreement.


SECTION 1         TERMS OF AGREEMENT
                  ------------------

                  1.1 ASSETS TO BE SOLD TO PURCHASER. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell or assign and deliver or cause to be sold or assigned and delivered to Purchaser, and Purchaser shall purchase from Seller, all of the property and assets, except as specifically provided in Section 1.2, owned by Seller or used in conjunction with or pertaining to the business of Seller, as the same shall exist at the close of business on the Closing Date (as defined in Section 6.1), including but not limited to, the following (collectively the "Acquired Assets"):

                           (a) All of the inventories of stone (whether or not
fabricated) used in Seller's business wherever located on the Closing Date (collectively referred to as the "Inventory");

                           (b) All Real Property and interests therein owned or
leased by the Seller;

                           (c) All fixed assets owned by Seller including,
without limitation, buildings, fixtures, machinery, tools, stores, supplies, furniture, fuel, furnishings, plant and office equipment, vehicles and all similar assets and properties whether or not charged off or expended in whole or in part (collectively, the "Fixed Assets"), together with all manufacturers' warranties relating to the Fixed Assets;

                           (d) All rights in and under the leases, contracts,
and other agreements of Seller (collectively, the "Contracts");

                           (e) All operating data and records of the business of
Seller, including sales and sales promotional data, advertising materials, customer lists, engineering, production and other technical data, all mechanical and other drawings, written operating methods and procedures, specifications, operating records and other information related to equipment, reference catalogues, personnel records and inventory records;

                           (f) All rights under permits, licenses, franchises
and similar authorizations used in the business of Seller (collectively the "Permits");



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                           (g) All of Seller's rights to indemnification and
reimbursement for, and otherwise with respect to, environmental liabilities, costs, losses and expenses of any kind whatsoever including, without limitation, all rights which Seller may have against Hull & Associates, Inc. ("Hull") pertaining to or connected with Hull's conducting an environmental assessment of the Seller's South Amherst Facility and issuing a report pertaining to such assessment to Cleveland Quarries Co., Inc.; and

                           (h) All intangible assets used in the operations and
business of Seller, including, without limitation, any and all inventions, patent rights, patent applications, trade secrets, know-how, and trademarks, service marks and trade names, the goodwill associated therewith, and all applications therefor (the "Intangible Rights").


                  1.2 CERTAIN ASSETS AND RECORDS RETAINED. There is excepted from the assets and properties of Seller to be sold to Purchaser pursuant to this Agreement, and the phrase "Acquired Assets" does not include, the following (the "Retained Assets"):

                           (a) All cash and cash equivalents;

                           (b) All accounts and interest receivable
(collectively, the "Receivables");

                           (c) All prepaid rent, prepaid property taxes and
assessments, prepaid supplies and other prepaid expenses, deposits and deferred charges attributable to the business of Seller (the "Prepaid Expenses");

                           (d) All policies of insurance of Seller and all
prepayments of premiums with respect to such policies;

                           (e) Seller's corporate minute books, stock records
and charter documents;

                           (f) All prepayments of income and franchise taxes of
Seller; and

                           (g) All accounts owing to Seller by partners ,
officers or directors of partners of Seller.

                  1.3 LIABILITIES ASSUMED AND NOT ASSUMED. Except for the secured promissory note payable to CQ Development Corp. in the original principal amount of $498,604, Purchaser does not assume or be obligated or in any way responsible in respect of any of the liabilities, indebtedness or obligations of whatever nature of Seller. Without limiting the generality of the foregoing, it is specifically agreed that Purchaser shall not be liable for any of the following:

                           (a) any direct or contingent liabilities or
obligations of Seller to any creditor;

                           (b) any and all obligations of Seller under any
collective bargaining agreements to which the Seller is a party or is bound (the "Collective Bargaining Agreements").

                           (c) any liability of Seller for (i) accrued salaries
and wages, vacation pay, accrued bonuses and other employment benefits or commissions and related taxes and (ii) severance payments or other termination benefits payable to employees of Seller;



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                           (d) any liability of Seller to former employees of
Seller (including without limitation any retired union employees) or their spouses or dependents;

                           (e) any liability of Seller directly or indirectly as
a member of a group of employers under Section 414(b), (c) or (m) of the Code, arising out of any employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Seller including, without limitation, liabilities attributable to a complete or partial withdrawal from a multi-employer plan (as defined under Section (3)(37) or Section 4001 of ERISA) or to the Pension Benefit Guaranty Corporation for benefit liabilities or premiums due any liability resulting from failure to provide continuation coverage under group health plan as required under IRC Section 162(k), or any liabilities arising out of any nonqualified plan or plans covering any employees or former employees of Seller;

                           (f) any liability of Seller for the Excluded Items or
other government-imposed fees or charges arising out of doing business in any jurisdiction where Seller is not incorporated or otherwise qualified to do business as a foreign corporation that would not have been incurred if Seller had been so qualified;

                           (g) any liability of Seller for dividends or earnings
distributable to partners;

                           (h) any liability of Seller for any indebtedness,
whether for borrowed money or otherwise, (i) owing to any present or former partner of Seller or (ii) to any bank, bondholder, trade or non-trade creditor, customer, employee, financial institution, government entity, trust company or other party, either directly or by reason of any guaranty;

                           (i) any liability of Seller arising after the Closing
Date, except to the extent specifically assumed pursuant to this Agreement by Purchaser;

                           (j) any obligations and liabilities arising from the
non-compliance by Seller with any federal, state, local or foreign laws, regulations, orders or administrative or judicial determinations (including those relating to the environment), and any obligations and liabilities arising from incidents, occurrences, suits, claims, actions, programs and proceedings of any kind, voluntary or otherwise, relating to alleged or actual pollution, contamination or harm of any kind to the environment (including, without limitation, harm to any person or property), attributable to or caused by, assigned to or otherwise involving Seller, the Acquired Assets, or the Real Property, regardless of when the underlying incident, occurrence, suit, claim, action, program or proceeding occurred or is discovered or made;

                           (k) any liability of Seller under any and all
medical, dental, disability or other employee welfare reimbursement plan or any other plan of any nature whatsoever maintained by Seller for the benefit of its employees (whether union or non-union);

                           (l) any liability for workers compensation claims,
general liability claims, automobile liability claims or any other negligent act or omission of Seller, whether related to Seller's business or otherwise;

                           (m) any liability of Seller under any contract,
lease, purchase or sale order, agreement or obligation that is not specifically assumed or purchased pursuant to this Agreement by Purchaser except as is otherwise specifically provided for herein;



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                           (n) any liability of Seller for federal, state or
local income or personal property taxes.

                  1.4      PURCHASE PRICE
                           --------------

                  The purchase price for the Acquired Assets is $2,100,000 (the "Purchase Price") and shall be paid by Purchaser as provided in Section 1.5 of this Agreement.

                  1.5      CLOSING PURCHASE PRICE; ADJUSTMENTS TO PURCHASE PRICE
                           -----------------------------------------------------

                  The Purchase Price shall be paid as follows:

                           (a) $743,366 shall be credited against the Purchase Price for Purchaser's payment of the outstanding balance on Seller's line of credit from Bank One, N.A.;

                           (b) $498,604 by Seller's assumption of the promissory note due to CQ Development Corp.;

                           (c) $785,149 by Purchaser forgiving the debt owed by Seller to Purchaser; and

                           (d) The balance after any adjustment to be delivered at Closing.

                  1.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets as set forth on Schedule 1.6 attached to and made a part of this Agreement. Purchaser and Seller acknowledge that the amounts set forth on Schedule 1.6 represent the fair market value of the Acquired Assets and agree to file all forms required under Section 1060 of the Internal Revenue Code of 1986 and all other income, franchise, sales and other tax returns and reports in a manner consistent with such allocation.


SECTION 2.        REPRESENTATIONS AND WARRANTIES OF SELLER
                  -----------------------------------------

                  Seller represents and warrants to Purchaser that:

                  2.1 SELLER'S ORGANIZATION. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The conduct of Seller's business or the ownership or leasing of its properties does not require and has not required its qualification or licensing to do business as a foreign corporation in any state of the United States other than Ohio. Seller has all corporate power and authority to own its property and to carry on its business as now or previously conducted by it.

                  2.2 SELLER'S CORPORATE ACTION; LEGAL, VALID AND BINDING AGREEMENT. All action of Seller necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby has been properly taken, and resolutions of the Board of Directors of Slate & Stone Corporation of America ("Slate") and a copy of the Certificate of Limited Partnership of the Purchaser, evidencing that Slate is the sole general partner of Seller, certified by the Secretary or an Assistant Secretary of State and in form reasonably satisfactory to Purchaser, shall be delivered at the Closing to Purchaser. Upon execution and


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delivery, this Agreement will constitute a legal, valid and binding agreement of
Seller enforceable in accordance with its terms.

                  2.3 NO VIOLATION OF SELLER. Neither the execution, delivery nor performance of this Agreement or the documents executed in connection herewith, nor the consummation of the transactions contemplated hereby or thereby is prohibited by, is a violation of, is in conflict with, constitutes a default under (whether such default would occur with the passage of time, the giving of notice or both) or requires Seller to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any term or provision of the Certificate of Limited Partnership or Limited Partnership Agreement of Seller, (b) any agreement or commitment to which Seller is bound, (c) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of Seller, (d) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to Seller, or (e) otherwise. No consent of any federal, state or local authority is required in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

                  2.4 LIMITED PARTNERSHIP RECORDS. Seller has delivered to Purchaser or Purchaser's counsel, for review, true and complete copies of Seller's (a) Certificate of Limited Partnership and all amendments thereto, and
(b) Limited Partnership Agreement and all amendments thereto. The Certificate of Limited Partnership of Seller has not been amended, except and to the extent provided in any Amendments heretofore delivered to Purchaser. The Limited Partnership Agreement of Seller is true, correct, and complete.

                  2.5 TAX RETURNS. Seller has fully paid or provided for the payment of all taxes, charges, interest and penalties due or claimed to be due with respect to Seller by all federal, state, local and foreign taxing authorities. There are no federal, state, local or foreign tax liens upon any of the Acquired Assets, and there are no unpaid taxes which are or could become the basis for a lien on the Acquired Assets, except for current taxes not yet due and payable for which adequate reserves have been established on Seller's books and records.

                  2.6 CONDEMNATION; REZONING; ZONING. None of the Acquired Assets, including, without limitation, the Real Property, is subject to any pending or threatened condemnation, requisition, eminent domain, rezoning or similar proceeding and all of the Real Property is properly zoned for the conduct of Seller's business and the business contemplated by Purchaser.

                  2.7 TITLE TO AND CONDITION OF ACQUIRED ASSETS. Except for matter filed of record with the appropriate governmental agencies, (a) Seller has good and marketable fee simple absolute title to all of the Acquired Assets, including, without limitation, all coal, gas, oil, stone, shale and slate and other mineral rights, free and clear of any agreement or understanding with respect to the use or possession thereof or any rights thereto and of all liens, mortgages, pledges, encumbrances, security interests, conditional sales agreements or charges of any kind or character (b) none of the Acquired Assets are on consignment with any third party. All property, real or personal, tangible or intangible, located upon the Real Property, is owned by Seller, there has been no prior severance, reservation or leasing of any mineral rights affecting any of the Real Property, including, without limitation, coal, oil, gas, and to the extent applicable, stone, shale and slate, and none of the Acquired Assets are owned by any third party including, but not limited to, any Affiliate of Seller. To the extent that any of the Acquired Assets are owned by any third party, Seller will cause such third party to convey lawful possession of such Acquired Assets to Purchaser. A complete and accurate list of all Real Property and


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Fixed Assets has been provided to Purchaser. Seller enjoys peaceful and quiet possession of all Real Property. No consent or action is necessary to permit the transactions contemplated hereunder.

                  2.8 LITIGATION. No unsatisfied judgment, order, writ, injunction, decree or assessment or other command of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality has been entered against or served upon Seller or any of its Affiliates. There is no action, proceeding or investigation pending or threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

                  2.9  EMPLOYEE BENEFIT PLANS.

                  (b) No liability under ERISA or the Code has been, or through the Closing Date, will be, incurred with respect to any Plan of Seller or any employee benefit plan of any trade or business (whether or not incorporated) which is under common control, or a member of an affiliated service group, with Seller (within the meaning of ERISA Section 401(b)(1) or Section 414(b), (c) or
(m) of the Code) which could result in a lien or other claim upon any of the Acquired Assets.

                  (c) Each Plan, if any, has been, and will continue through the Closing Date to be, operated in material compliance with the applicable provisions of such Plan, ERISA and the Code, and each Plan which is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code has not incurred an accumulated funding deficiency nor has an application for a funding waiver been applied for or granted.

                  (d) There are not now, and as of the Closing Date there will not be, any pending, or to the best of Seller's knowledge, threatened claims, suits or other proceedings by any of Seller's employees, former employees, or Plan participants or beneficiaries, spouses or representatives of any of them, or governmental agencies against any Plan, the assets held thereunder, the trustees of any such Plan's assets or the Seller, involving any Plan.

                  (e) Plans that are group health plans (as defined for purposes of Section 4980B of the Code and Part 6 of Subtitle B Title I of ERISA) have complied at all times, and will continue to comply through the Closing Date, with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder. Seller, or its agents who administer any Plan that is a group health plan have complied at all times, and will continue to comply, with the notification and written notice requirements of Section 4980B of the Code and Section 606 of ERISA.

                  2.10 CONTRACTS. The Contracts are valid and binding obligations of Seller and are in full force and effect, have been entered into in the ordinary course of business consistent with past practice, are not subject to termination except in accordance with the respective terms thereof, do not call for any extraordinary capital expenditures, do not contain any unduly burdensome provisions and Seller is not in material default thereunder and Seller has received no notice or information as to a threatened default by a third party. True and complete copies of the Contracts, including without limitation, all changes, additions, or modifications thereto, together with any and all necessary consents to the assignment thereof to Purchaser have been delivered in a bound volume to Purchaser prior to the signing of this Agreement.



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                  2.11 INVENTORIES. The Seller has good and marketable title to all of the Inventory free and clear of all liens and encumbrances. None of the Inventory is toll inventory or on consignment. The Inventory consists, and will consist as of the Closing Date, solely of inventories of good and merchantable quality and of the kind and quality regularly and currently used in the business of Seller.

                  2.12 INTANGIBLE RIGHTS. The Intangible Rights that are owned by Seller are owned and used solely and exclusively by, and belong to, Seller, and there are no franchise agreements, licenses, royalty agreements or assignments with respect to the Intangible Rights. To the best of Seller's knowledge, no other person has any rights in the Intangible Rights, whether by license, sublease or other agreement or understanding. To the best of Seller's knowledge, Seller does not improperly use the Intangible Rights and the Intangible Rights do not conflict with or infringe upon valid patents, licenses, copyrights, trademarks, service marks or trade names of others. Seller has received no notice of a challenge to the right of Seller to or to the use of any of the Intangible Rights.

                  2.13 GOVERNMENT REGULATION; COMPLIANCE WITH LAWS. Seller is in compliance with all applicable statutes, laws, ordinances, rules, regulations, orders or directives pertaining to the Acquired Assets and Seller has not received notice of any violation of any such statutes, laws, ordinances, rules, regulations, orders or directives, including, without limiting the generality of the foregoing, any notice from any Governmental Agency having jurisdiction over Seller as to any violation of any building, fire, environmental, health, immigration or other governmental law, ordinance, regulation, order or directive.

                  2.14 ENVIRONMENTAL MATTERS. Seller has complied with and is currently in compliance with all Environmental Laws.

                  (b) No Regulated Material has been previously disposed of at or from the Real Property, regardless of whether such materials constituted a Regulated Material at such time of disposal or whether the act of disposal was lawful, and, no Environmental Condition exists for which the Seller or its predecessors is or may be liable.

                  (c) Each transporter and disposal facility that has transported or disposed of any Regulated Material on behalf of Seller, if any, was properly licensed at the time of such transport or disposal, and all such Regulated Material was properly transported or disposed of at a facility with authorization to legally dispose of such materials. All manifests or equivalent documents required by any and all of the statutes, laws, ordinances, rules, regulations, orders or directives of any or all Governmental Agency or Agencies to be completed and retained by Seller in connection with each such instance of transportation were so completed and retained, copies of which will be made available to Purchaser within a reasonable period of time prior to the Closing.

                  (d) The Real Property and each portion thereof, is not listed and has never been listed on the National Priorities List ("NPL") or on any federal or Ohio registry, list or report of inactive hazardous waste disposal sites.

                  (f) The "Environmental Property Assessment, Phase I for Cleveland Quarries Company, South Amherst Facility, Ohio State Route 113, South Amherst Ohio 44001", dated April 1992, prepared by Hull & Associates, Inc. which is hereby incorporated into this Agreement by reference, accurately and completely identifies any existing and potential environmental problems pertaining to the South Amherst Facility.



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                  (g) The Real Property is not now being used, and has never been used, for (i) the storage, treatment, generation, transportation, processing, handling, production or disposal of Regulated Material, except as permitted by law, (ii) a landfill or other waste disposal site or (iii) military purposes.

                  (h) There has not been, and there is no, Release, threatened Release, migration, or uncontrolled presence of any Regulated Material on, at or from the Real Property or, to the knowledge of Seller, any property within one mile vicinity of the Real Property.

                  (i) Seller has not received any notice or inquiry from (i) any Governmental Agency, (ii) any operator, tenant, subtenant, licensee or occupant of the Real Property or of any property within one mile of the Real Property, or
(c) any other person, regarding a Release, threatened Release, migration or uncontrolled presence of any Regulated Material on, at or from the Real Property or any property within one mile of the Real Property or any property to which the Borrower transported or with respect to which the Seller arranged for the transportation, treatment, disposal, etc.

                  (j) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other directives of any Governmental Agency relating to Environmental Laws and pertaining to the past, present or future ownership, use, operation, sale or transfer of the Real Property that require any change in the present condition of the Real Property or any work, investigations, studies, testing, sampling, evaluation of environmental conditions, design, containment, abatement, clean-up, investigation, removal, remedial or corrective action, post-remedial monitoring, or capital expenditures.

                  (k) There are no actions, suits, claims or other proceedings pending or threatened against or involving the Seller before any Governmental Agency, whether or not covered by insurance, that arise out of, relate to, or results from, (i) a violation or an alleged violation of any Environmental Law or (ii) the Release, threatened Release, migration or uncontrolled presence of Regulated Material on, at or from the Real Property or any property within one mile of the Real Property or any property to which waste was sent.

                  (l) Seller has not received from any Governmental Agency or other person any oral or written notice (i) of Seller's failure to comply with any Environmental Law or (ii) that Seller is under investigation for the failure to comply with any Environmental Law.

                  (m) Seller possesses all licenses, certificates, permits, franchises and other authorizations, approvals and consents necessary for the use and occupancy of its assets and the conduct of its business.

                  (n) Seller has not filed any notice under any Environmental Law regarding past or present treatment, storage or disposal of Regulated Material or reporting a Release or threatened Release Regulated Material into the Environment.

                  (o) Seller has no contingent liability relating to, or derived from, any Release or threatened Release of Regulated Material into the Environment.

                  Each of the foregoing representations and warranties of this
Section 2.14 shall be in addition to, and not in lieu of, any other representation or warranty contained in this Agreement.

                  2.15 GENERAL REPRESENTATION AND WARRANTY. Except as otherwise disclosed in this Agreement, there is no fact or condition which is materially adverse to the Acquired Assets or Purchaser's


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proposed operations. None of the representations and warranties of Seller made in this Agreement contain any untrue statement of material fact or omits to state any material fact necessary in order to make said representation or warranty not misleading.

SECTION 3.            REPRESENTATIONS AND WARRANTIES OF PURCHASER
                      --------------------------------------------

                  Purchaser represents and warrants to Seller as follows:

                  3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to transact business and is in good standing in all jurisdictions where the nature of the business transacted by Purchaser or the character of the properties owned by Purchaser would require such qualification. Purchaser has all power and authority to own its property and to carry on its operations as now conducted by it.

                  3.2 CORPORATE ACTION; LEGAL, VALID AND BINDING AGREEMENT. All corporate action of Purchaser necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby has been properly taken, and resolutions of the Board of Directors of Purchaser, certified by the Secretary or an Assistant Secretary of State and in form reasonably satisfactory to seller, shall be delivered at the Closing to Seller. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

                  3.3 NO VIOLATION. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization or approval or registration under or gives any person the right to accelerate the performance of any obligation under (a) any term or provision of the Certificate of Incorporation or the By-Laws of Purchaser, (b) any agreement or commitment to which Purchaser is bound, (c) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of Purchaser, or (d) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to Purchaser.

                  3.4 LITIGATION. To the best of Purchaser's knowledge, there is no action, proceeding or investigation pending or threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

                  3.5 GENERAL REPRESENTATION AND WARRANTY. None of the representations and warranties of Purchaser made in this Agreement contain any untrue statements of material fact or omit to state any material fact necessary in order to make said representations and warranties not misleading.

SECTION 4.                   ACCESS AND CONFIDENTIALITY.
                             ---------------------------

                  4.1 ACCESS TO PROPERTIES AND RECORDS. Purchaser, through its employees, attorneys, accountants, lenders, appraisers and such other agents and professional consultants and advisers as may be selected by Purchaser, shall have through the Closing Date access (which access may not be materially disruptive to or unreasonably interfere with any business or operations of Seller) to all premises and operations of Seller and its and their officers and employees for the purpose of its due diligence examination of all of the Acquired Assets and other relevant records, papers and information relating to the operations of Seller. Seller has and shall continue to cooperate fully and will arrange for the


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cooperation of the employees of Seller and its independent certified public accountants, and will comply with all reasonable requests for data, information and access. Upon the reasonable request of Purchaser, copies of such records, papers and information shall be promptly furnished by Seller.

                  4.2 CONFIDENTIALITY BY PURCHASER; RETURN OF INFORMATION. All information acquired by or on behalf of Purchaser about or relating to Seller and the Acquired Assets which is not (i) generally known to the public, (ii) previously known by Purchaser before the negotiation of the transactions contemplated herein, or (iii) subsequently disclosed to Purchaser by a person or entity other than Seller having the right to disclose such information without violation of a covenant of confidentiality, shall be treated as confidential information and shall not be disclosed or used by Purchaser or its employees, attorneys, accountants, lenders, appraisers or other agents or professional consultants and advisers, at any time from the date such information was received (whether before, after or contemporaneously with the execution of this Agreement) until after the Closing, or if the Closing does not occur, at any time after the date hereof, except for the disclosure or use of any such information as may be reasonably necessary (i) in connection with any lawsuit or arbitration arising out of this Agreement, (ii) in connection with any judicial or administrative filing, investigation or proceeding or otherwise with or by a governmental agency or (iii) as otherwise may be required by law. If the transactions contemplated hereunder are not consummated for any reason, Purchaser agrees to promptly return to Seller or destroy, at Seller's discretion, all copies of any confidential information acquired by or on behalf of Purchaser in the investigation of Seller, except for those exceptions (i),
(ii), and (iii), set forth in the immediately preceding sentence.

                  4.3 ACCESS TO RECORDS AFTER THE CLOSING. From and after the Closing, Seller and its attorneys, accountants, employees and agents shall be allowed, upon reasonable request, to inspect and copy at their expense the business records and accounts of Purchaser pertaining to (i) all matters as to which Seller is required to provide indemnification pursuant to this Agreement, and (ii) any transactions of Seller occurring or assets of Seller held, at and through the Closing Date. Purchaser agrees not to destroy or abandon any such business records or accounts for a period of four (4) years following the Closing.

                  From and after the Closing, Purchaser and its attorneys, accountants, employees and agents shall be allowed upon reasonable request to inspect and copy at their expense the records of Seller through the date of the Closing not transferred to Purchaser, including, without limitation, all financial records and tax returns of Seller. Seller agrees not to destroy or abandon any such records for a period of four (4) years following the Closing and to destroy such records only upon thirty (30) days advance written notice to Purchaser for an additional period of two (2) years thereafter. If Purchaser requests the surrender of such records, then Seller shall surrender, at Purchaser's expense, such records so requested rather than proceeding with such destruction.


SECTION 5.            PURCHASER'S CONDITIONS PRECEDENT TO CLOSING
                      -------------------------------------------

         The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions precedent:

                           (a) Seller shall have delivered to Purchaser such
fully executed documents and instruments of assignment, transfer and conveyance as are necessary in the opinion of, and satisfactory in form to, counsel to Purchaser to transfer good and marketable title to all of the Acquired Assets to Purchaser in accordance with the provisions of this Agreement.


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



                           (b) The representations and warranties of Seller
contained in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on the date of the Closing as if made on that date.

                           (c) All covenants, agreements and obligations and all
conditions precedent on the part of Seller to be performed hereunder on or prior to the Closing shall have been duly performed and complied with in all material respects.

                           (d) Seller shall have delivered to Purchaser a
certificate executed by the President of the Seller bearing the date of the Closing stating that (i) all representations and warranties made by Seller contained in this Agreement are true, complete and accurate as of the Closing as if made on and as of such date, and (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement to be met by Seller have been complied with.

                           (f) Seller shall have delivered access to and
possession of all of the Acquired Assets to Purchaser.

                           (g) There shall have occurred after the date of this
Agreement no material casualty to the Acquired Assets, and no other material adverse change shall have been sustained by Seller after the date of this Agreement with respect to the Acquired Assets.

                           (h) To the extent transferable under applicable law,
all material licenses, permits, certificates of occupancy and other governmental or non-governmental approvals or consents necessary for the use and occupancy of the Acquired Assets and the operation of the South Amherst Facility will remain in full force and effect upon the transfer of the Acquired Assets to Purchaser pursuant to this Agreement and otherwise upon the consummation of the transactions contemplated hereby.

                           (i) Seller shall have obtained the Fee Policy
insuring Purchaser's fee title interest in and to each parcel of Real Property, and the Survey, as more particularly described in Section 7.6 of this Agreement.

                           (j) Seller shall have delivered evidence in form
reasonably satisfactory to Purchaser that the General Partner of Seller has approved this Agreement and the transactions contemplated hereby in accordance with all applicable laws of the State of Delaware.

                           (k) Purchaser's due diligence review of the Seller's
business and the Acquired Assets provided for in Section 4.1 of this Agreement shall not have revealed any matter which would prevent Purchaser from operating as presently contemplated.

                           (l) Seller shall have made arrangements to pay in
full at the Closing all indebtedness not specifically assumed by Purchaser pursuant to this Agreement due to any creditor and Purchaser shall have received evidence reasonably satisfactory to it that upon such prepayment, all liens securing such indebtedness shall be removed and that no further obligations shall remain with respect to such indebtedness.

                  Purchaser shall have the right, exercisable in its sole discretion, to waive any one or more of the foregoing conditions (which waiver shall not operate as a waiver of any right of indemnity or any other right or remedy for breach of this Agreement with respect thereto, including without limitation, that


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



contained in Section 8.2 of this Agreement), and to proceed with the Closing, or to terminate this Agreement without liability on the part of any party hereto.


SECTION 6.                          CLOSING
                                    -------

                  6.1 DATE AND PLACE OF CLOSING. The consummation and closing of the transactions provided for in this Agreement (the "Closing") shall occur on April ____, 1996 (the "Closing Date") at such place and time as the parties shall mutually agree. The Closing shall be deemed to be effective as of the close of business on the date of the Closing.

                  6.2 PRORATIONS AS OF CLOSING. All Prepaid Expenses attributable to the Acquired Assets, other than prepaid personal property taxes attributable to Inventory, including, without limitation, water and sewer charges in respect of the Real Property, shall be prorated as of the Closing Date, and the parties shall provide at Closing for any adjustments or payments in respect of such proration. For purposes of prorating the personal property taxes attributable to the Acquired Assets other than Inventory, the parties shall use Seller's liability as reflected on Seller's 1995 Personal Property tax return, irrespective of the actual amount of credit available to Purchaser as a consequence of the transactions contemplated by this Agreement.


SECTION 7.                     ADDITIONAL AGREEMENTS
                               ---------------------

                  7.1 WAIVER OF COMPLIANCE WITH BULK SALES LAWS. The parties waive compliance with the bulk transfer provisions of the Uniform Commercial Code as adopted in the State of Ohio. Seller shall file on the date of Closing or as soon as practicable a State of Ohio Department of Taxation Request for Sales Tax Release (Prescribed Sales Tax Form No. ST 915 (Rev. 2-82)) with the Ohio Department of Taxation Sales Tax Unit ("STU"). Seller shall deliver a copy of such form at Closing to Purchaser. After the Closing, Seller shall keep Purchaser fully informed with respect to all dealings with STU and shall deliver to Purchaser a copy of the Sales Tax Release Certificate promptly after it is obtained from the STU. Seller shall pay when due and discharge (a) all claims of creditors and all taxes and interest and penalties and all other liabilities of whatsoever nature which could be collected from Purchaser by reason of such noncompliance, and (b) all sales and other state and local taxes owing by Seller in respect of the operation of the business of Seller through the Closing, and Seller shall indemnify Purchaser against and hold it harmless with respect to any liability, loss or expense (including without limitation attorneys' fees) incurred or suffered by Purchaser by reason of the failure of Seller to pay or discharge such claims or taxes and interest and penalties thereon.

                  7.2 FURTHER ASSURANCES. After the Closing, each of the parties shall take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

                  7.3 BROKERAGE COMMISSIONS AND FEES. Purchaser and Seller represent and warrant to each other that all negotiations between them have been carried on by them directly, each with the other, or with the other's counsel, accountants or business consultants, without the intervention of any third person and that there are no brokers' commissions, finder's fees or other payments of like nature payable to any. Seller agrees to indemnify and hold harmless Purchaser from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal


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



expenses) attributable to any claim, liability or obligation for any brokers' commission, finder's fees or other payment of like nature which arises from any contract or agreement or obligation on the part of the Seller with any broker, finder or like person. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal fees and expenses) attributable to any claim or liability or obligation for any brokers' commissions, finder's fees or payment of like nature which arises from any contract, agreement or obligation on the part of Purchaser with any broker, finder or like person.

                  7.4 ACTIONS OF THE SELLER PRIOR TO CLOSING. Prior to the Closing, Seller shall:

                  (a) protect the Acquired Assets from the elements and maintain the Acquired Assets in good operating condition and repair; and

                  (b) maintain the books, accounts and records of Seller in the usual, regular and ordinary manner on a basis consistent with past practice.

                  If Seller fails to do so, then Purchaser, upon notice to Seller, may enter the premises and take all reasonable actions necessary to protect and maintain the Acquired Assets and may deduct the cost thereof from the Purchase Price.

                  7.5 PUBLIC STATEMENTS. Purchaser and Seller agree to cooperate, both prior to and after the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated herein, and no press releases or other public statements shall be issued without the joint consent of Purchaser and Seller (except as may be required by law and, in any such event, only after consultation with the other party).

                  7.7 SALES TAX; TRANSFER TAX. Seller shall be responsible for payment of any State of Ohio sales tax generated by the completion of the purchase of the tangible personal property (not held for resale by the Seller) contemplated by this Agreement. In addition, Seller shall pay all transfer taxes and other related taxes arising out of the transactions contemplated by this Agreement, including but not limited to the transfer of the Real Property to Purchaser.

                  7.8  ENVIRONMENTAL MATTERS.

         Purchaser shall not assume any liability for, and Seller covenants and agrees to reimburse and indemnify Purchaser against, any cost or liability with respect to all Environmental Conditions relating to the Real Property and all other Acquired Assets being acquired from Seller whether or not Purchaser knew of any such Environmental Condition prior to Closing.

                  7.9 EMPLOYEE MATTERS.

                  (a) Purchaser shall not have any obligation to employ or offer employment to any employee or former employer of Seller following the Closing.

                  (b) Seller has issued all notices and taken any and all other actions required by the Worker Adjustment and Retraining Notification Act ("WARN") and Seller shall indemnify and hold harmless Purchaser from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, legal expenses) attributable to any failure by Seller to do


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



so. In the event Seller fails to issue any such notice or take any such action required by WARN, Purchaser shall be entitled, but is not required, to do so for and on behalf of Seller as Seller's agent.

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

                  8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES. The representations and warranties of the parties to this Agreement, and the indemnities and covenants with respect thereto, shall survive the Closing until the third Anniversary of the Closing, at which time they shall terminate, except for (a) the representations, warranties, covenants and indemnities relating to tax liabilities shall survive the Closing until all applicable statutes of limitation, as extended, shall have expired and (b) there shall be no time limitation on the representations and warranties set forth in
Section 2.7 (which relates to Seller's title to the Acquired Assets), Sections
2.15 and 2.16 to the extent they relate to any Environmental Law, and Section
2.16 (which relates to environmental matters) or the covenants set forth in
Section 7.8 (which relates to environmental matters) and (c) any claims made prior to the third anniversary of the Closing, with respect to any Loss (as hereinafter defined), which claims shall survive until the liability shall be finally determined. The covenants of the parties to this Agreement, and the indemnities with respect thereto, including but not limited to the covenants and indemnities set forth in Section 7.9, shall survive the Closing until they have been fully satisfied or otherwise discharged.

                  8.2 INDEMNIFICATION BY SELLER. Seller agrees to reimburse, indemnify and hold harmless Purchaser from and against any and all liabilities, losses, costs and expenses whatsoever, including, but not limited to, attorneys', accountants' and consultants' fees and disbursements (a "Loss" or collectively "Losses"), arising out of or incurred with respect to (a) any breach of any one or more of Seller's warranties or representations in this Agreement, (b) any misrepresentation by or on behalf of Seller under this Agreement, (c) the breach or nonperformance of any covenant or obligation to be performed by Seller, including, with limitation, the covenants and indemnities set forth in Section 7.9, or (d) the breach or nonperformance of any liabilities or obligations of Seller retained by Seller and not assumed by Purchaser pursuant to this Agreement.

                  8.3 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify and hold harmless Seller from and against any and all liabilities, losses, reasonable costs and expenses whatsoever, including, but not limited to, attorneys' and accountants' fees and disbursements (a "Loss" or collectively "Losses"), arising out of or incurred with respect to (a) any breach of any one or more of Purchaser's warranties or representations in this Agreement, (b) any misrepresentation by or on behalf of Purchaser under this Agreement, (c) the breach or nonperformance by Purchaser of any covenant or obligation to be performed by Purchaser hereunder, or (d) the breach or nonperformance of any liabilities or obligations of Seller assumed by Purchaser and not retained by Seller pursuant to this Agreement.

                  8.4 NOTIFICATION OF CLAIMS. In the event that any party hereto proposes to make any claim for indemnification pursuant to Sections 8.2 or 8.3, the party seeking indemnification (the "Indemnified Party") shall deliver on or prior to the date upon which the applicable representations, warranties, indemnities or covenants expire pursuant to Section 8.1 of this Agreement, a signed certificate, which certificate shall (i) state that a Loss has occurred,
(ii) specify the sections of this Agreement under which such claim is made, and
(iii) specify in reasonable detail each individual item of Loss or other claim including the amount thereof and the date such Loss was incurred.

                  8.5 DEFENSE OF THIRD PARTY CLAIMS AND EXTENSION OF STATUTE OF LIMITATIONS. The party to this Agreement against which a claim for a particular item (or group of related items) of Loss is asserted (the "Indemnifying Party") shall have the right in its discretion and at its expense to participate in


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



and control (a) the defense or settlement of any claim, suit, action or proceeding (including appeals) in respect of such item (or items) by any other person other than a party hereto insofar as the Indemnified Party shall claim indemnification hereunder in respect thereof, (b) any and all negotiations with respect thereto, and (c) the assertion of any claim against any insurer with respect thereto, and the Indemnified Party shall not settle any such claim, suit, action or proceeding or agree to extend any applicable statute of limitation without the prior written approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The rights of participation, control and approval granted to the Indemnifying Party shall be subject as a condition precedent to such party's acknowledging to the Indemnified Party, in writing, the obligation of the Indemnifying Party to indemnify the other party hereto in respect of such third party's claim, suit, action or proceeding giving rise to such item. Upon such acknowledgment, the Indemnified Party will provide the Indemnifying Party with all reasonably available information, assistance and authority to enable the Indemnifying Party to effect such defense or settlement, and upon the Indemnifying Party's payment of any amounts due in respect of such claim, suit, action or proceeding, the Indemnified Party will, to the extent of such payment, assign or cause to be assigned to the Indemnifying Party the claims of the Indemnified Party, if any, against such third parties in respect of which such payment is made. If the Indemnifying Party is not so willing to acknowledge such obligation, the parties shall jointly consult and proceed as to any such third party claim, suit, action or proceeding.

                                   DEFINITIONS
                                   -----------

                  9.1 The following terms as used in this Agreement shall have the meanings set forth below:

                  (a) "Affiliate" shall mean any Person controlled by, under common control with and/or controlling a Person, and the term "Person" shall mean and include natural persons and corporations, partnerships, trusts and other entities.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (c) "Environment" shall mean any water, water vapor, land surface or subsurface, air, fish, wildlife, biota and other natural resources.

                  (d) "Environmental Condition" shall mean the discharge, spill, disposal, emission, or release into the environment on or from the Real Property, or presence in or on the Real Property, of any Regulated Material or other substance or property, in each case prior to the Closing, in an amount and under circumstances that would require removal or remediation or constitute a basis for a claim or cause of action for cleanup costs or personal injury or damages under any Environmental Law or the common law.

                  (e) "Environmental Law" shall mean any and all statutes, laws, ordinances, rules, regulations, permits, licenses, orders and/or directives of any Governmental Agency, now or hereafter in effect, relating to the protection of the Environment or governing or regulating the use, storage, treatment, generation transportation, processing handling, abandoning, production or disposal of, or Release of any chemical, substance, waste, pollutant or contaminant.

                  (f) "Excluded Items" shall mean (i) liabilities for Seller's federal, state and local income, franchise and sales taxes, gross receipts and similar taxes and employee tax withholding, and (ii)


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



liabilities for professional fees and expenses incurred in connection with the negotiation and consummation of the transactions provided for in this Agreement.

                  (g) "Governmental Agency" shall mean any federal, state, local or foreign government, political subdivision, court, agency or other entity, body, organization or group exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

                  (h) "Permitted Exceptions" shall mean only those exceptions to title set forth in the Title Policy which are acceptable to Purchaser.

                  (i) "Regulated Material" shall mean any chemical, substance, waste pollutant or contaminant, as defined in or governed by any Environmental Law or as determined by any Governmental Agency.

                  (j) "Real Property" shall mean (i) all real property owned by Seller, wherever located, and (ii) leased by Seller and used in its business, after January 1, 1991.

                  (k) "Release" shall mean any spilling, leaking, pumping, pruning, emitting, discharging, injecting, escaping, leaching, dumping or dispensing into the Environment.

                  (l) "South Amherst Facility" shall mean Seller's property and operations which have an address of Ohio State Route 113, South Amherst, Ohio 44001.

                               GENERAL PROVISIONS
                               ------------------

                  10.1 NOTICES. All notices under this Agreement shall be in writing. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand delivered or if mailed, by certified mail, postage prepaid, addressed to the appropriate party at the following addresses:

                           A.       SELLER:

                                    Cleveland Quarries L.P.
                                    900 Keele Street
                                    Toronto, Ontario M6N 3E7
                                    Attention:  Glen Gasparini, President
                                    Slate & Stone Corporation of America


                           B.       PURCHASER:
                                    American Stone Corporation
                                    8705 Quarry Road
                                    Box 261
                                    Amherst, Ohio 44001
                                    Attention: President

                  Any party may from time to time designate by written notice pursuant to this Section any other address or party to which such notice or communication or copies thereof shall be sent.



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



                  10.2 PAYMENT OF EXPENSES. All expenses incurred by Seller in connection with the negotiation and completion of the transactions contemplated by this Agreement shall be the responsibility of Seller. Except as otherwise provided in this Agreement, all expenses incurred by Purchaser in connection with the negotiation and completion of the transactions contemplated by this Agreement shall be the responsibility of Purchaser.

                  10.3 RIGHT OF OFFSET. If Purchaser is obligated to make any payments to Seller pursuant to the terms of this Agreement or any document signed in connection with this Agreement, then Purchaser may offset against such amounts any amounts owing to Seller.

                  10.4 MISCELLANEOUS. This Agreement shall be construed in accordance with and governed by the internal domestic laws of the State of Ohio without reference to its conflicts of law principles. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors, legal representatives, heirs and assigns. No rights of third-party beneficiaries exist or are intended to exist under this Agreement. Headings and subheadings in this Agreement and in any Schedules or attached to and made a part of this Agreement are for convenience of reference only and are not of substantive effect. There are no oral agreements in connection with this Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes any prior agreements or understandings, whether oral or written, between the parties, with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the parties. This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any waiver of a breach of any of the provisions of this Agreement shall not be deemed a waiver of any other provision of this Agreement. If any article, paragraph, section, portion, subsection, subparagraph or subportion of this Agreement shall be determined to be unenforceable or invalid, it shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against all parties.


         The parties have signed this Agreement as of the date first above written.


                                 CLEVELAND QUARRIES L.P.

                                 By Slate & Stone Corporation of America, Its General Partner


                                 By
                                      -------------------------------
                                      Glen Gasparini, President


                                 AMERICAN STONE CORPORATION


                                 By
                                      -------------------------------
                                      Its President




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